THE BOARD OF DIRECTORS
T-NETIX, INC.:

We consent to the incorporation by reference in the registration statement No. 333-88975 on Form S-3 and Nos. 333-92642 and 333-93819 on Form S-8 of T-NETIX,
Inc. of our reports dated February March 21, 2000, relating to the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, cash flows and schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the December 31, 1999 annual report on Form 10-K of T-NETIX, Inc.


                                               KPMG LLP

Denver, Colorado
March 28, 2000